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Exhibit 10.38

SECOND AMENDMENT
TO
HUNTSMAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        This Second Amendment to the HUNTSMAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") is entered into this 11th day of July 2008.

        WHEREAS, the plan sponsor restated the Plan effective July 1, 2004 and amended the Plan by a First Amendment dated November 10, 2006; and

        WHEREAS, the plan sponsor desires to make additional changes in the Plan in compliance with the final regulations under Section 409A of the Internal Revenue Code and the transitional relief thereunder.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     Effective January 1, 2008, Section 3.4 of the Plan is amended to read as follows:

          3.4    Commencement Date.    The words "Commencement Date" shall mean the Termination Date of the Member, provided, however, if the Member is a Specified Employee as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.

          (a)   "Specified Employee" means a Member who as of the Termination Date of the Member is considered a Key Employee of the Employer or a Related Employer, any stock of which is publicly traded (whether on an established securities market or otherwise) as of the Termination Date.

          (b)   A Member is considered a "Key Employee" for the entire 12 month period beginning on an April 1 (this April 1 is referred to herein as the applicable effective date) if the Member meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applying the applicable regulations thereunder but disregarding Code Section 416(i)(5)) at anytime during the 12-month period ending on the December 31 immediately preceding the applicable effective date. For example, if the Member met the applicable requirements of Code Section 416(i) listed above at anytime during the 2007 calendar year, then for the 12 month period beginning April 1, 2008 the Member will be considered a Key Employee.

        2.     Effective January 1, 2008, a new Section 3.12a is added to the Plan, reading as follows:

          3.12a    Related Employer.    The word "Related Employer" means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof), and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) and regulations thereunder) with an Employer.

        3.     Effective January 1, 2008, Section 3.15 of the Plan is amended to read as follows:

          3.15    Termination Date.    The words "Termination Date" mean the date as of which the Plan Administrator reasonably determines that no further personal services to the Employer or any Affiliate, whether as an employee or otherwise, will be provided by the Member (or reasonably determines that the anticipated level of bona fide services by the Member to be performed after such date is no more than 20 percent of the average level of services provided during the immediately preceding 36-month period (or the full period during which services were rendered if less than 36 months)). For purposes of this determination, the Member shall be treated as continuing to provide personal services for purposes of this Plan during the period up to six months that the Member is on military leave, sick leave or other bona fide leave of absence, or treated as continuing to provide personal service during the entire period of such leave if the Member retains the right to reemployment under applicable law or by contract at the end of such leave.

        4.     Effective January 1, 2008, Section 4.3 is amended to read as follows:

          4.3    Payment of Benefits.    Benefits shall commence to be paid to a Vested Member within 60 days of the Commencement Date on a date selected by the Plan Administrator in its sole discretion. The normal form of the benefit is a single cash lump sum.

        5.     Effective January 1, 2008, Section 4.4 is amended to read as follows:

          4.4    Form of Payment.    The amount due the Member shall be paid in one of the following forms as elected by the Member in writing in his or her last election that is determined by the Plan Administrator to be both (i) valid in accordance with the terms of the Plan as it existed at the time the election was made and (ii) an election that if honored will not cause the Plan to be in compliance with the requirements of Code Section 409A to the extent applicable to the Plan:

          (a)   A single cash lump sum.

          (b)   An annuity for the life of the Member.

          (c)   An annuity for the life of the Member with payments guaranteed for 120 months, which payments during the guaranteed period after the death of the Member shall be paid to the Beneficiary of the Member. If the Beneficiary is an individual and dies after the death of the Member, the commuted value of the remaining payments as the Beneficiary would have received had the Beneficiary continued to live shall be paid in a single cash payment to the estate of the Beneficiary.

          (d)   A joint and survivor annuity with an annuitant designated by the Member prior to the time benefits start to be paid to the Member under which a reduced amount shall be paid to the Member for his life, and his joint annuitant, if surviving at the Member's death, shall be entitled to receive thereafter a lifetime survivorship pension in a monthly amount equal to 50 percent of the amount which had been payable to the Member.

          (e)   A joint and survivor annuity with an annuitant designated by the Member prior to the time benefits start to be paid to the Member under which a reduced amount shall be paid to the Member for his life, and his joint annuitant, if surviving at the Member's death, shall be entitled to receive thereafter a lifetime survivorship pension in a monthly amount equal to 100 percent of the amount which had been payable to the Member.

  In the event no form of payment has been elected by the Member (or each of the elections made is not valid either because it did not satisfy the applicable requirements of the Plan or because it would cause the Plan in the view of the Plan Administrator to fail to comply with Code Section 409A), the benefits of the Member shall be paid to the Member in the form of a single cash lump sum.

  Notwithstanding the foregoing, in the event the amount of the benefit of the Member in the normal form as of the Commencement Date does not exceed the limit of Code Section 402(g)(1)(B), determined as of the Commencement Date, such benefits shall be paid in the form of a single lump sum payment to the Member without regard to the form of payment elected by the Member.

  In the event the benefit is paid in a form other than the normal form, the benefit shall be the actuarial equivalent of the benefit in the normal form, computed using the assumptions used for actuarial equivalence as of the Commencement Date under the Defined Benefit Pension Plan.

        6.     Effective January 1, 2008, Section 4.5 is amended to read as follows:

          4.5    Election To Change Form of Payment.

          (a)   Subject to subsection (b) and (c) below, a Member may change his or her election of the form of payment to another form available under Section 4.4 by submitting a written election form to the Plan Administrator; provided

            (1)   such election shall not take effect for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator; and

            (2)   if the Commencement Date is based upon a separation from service (other than on account of Disability) then notwithstanding any other provisions of this Plan the payment or payments to which the Member is entitled shall not commence to be paid to the Member until 5 years from the date that the payment or payments would otherwise have commenced if the election to change the form of payment had not been made.

    A Commencement Date shall be on account of a Disability if the Plan Administrator determines that the employment ended because of Disability.

          (b)   A Member may change his or her election of the form of payment from one of the annuity forms under (b), (c), (d) or (e) of Section 4.4 to another of those annuity forms of payment by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator unless it is received at least 30 days before the Termination Date and the Plan Administrator, in its sole discretion, approves the form of payment.

          (c)   Prior to January 1, 2009, a Member may change his or her election of the form of payment for a Commencement Date to another form available under Section 4.4 by submitting a written election form to the Plan Administrator; provided such election shall not be effective for a Commencement Date that is less than 12 months from the date the election form was received by the Plan Administrator unless it is received at least 30 days before the Termination Date and the Plan Administrator, in its sole discretion, approves the form of payment selected. Notwithstanding the forgoing, a Member may not change a form of election during a calendar year with respect to payments that would otherwise be received in that calendar year or to cause payments to be made in that calendar year (for example, a Member may not change a form of election during 2007 with respect to payments that would otherwise be received in 2007 or to cause payments to be made in 2007).

        7.     Effective January 1, 2008, Section 4.6 is amended to read as follows:

          4.6    Payment to Beneficiary.    In the event of the death of the Member before the benefits commence to be paid to the Member, the benefits of the Member under this Plan shall be paid to the Beneficiary of the Member in the form of a single cash payment and nothing further shall be payable with respect to the Member under this Plan. The payment shall be paid within 60 days of the date of death on a date selected by the Plan Administrator in its sole discretion. A Member may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator. If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Member, in any, or if there is no surviving spouse it shall be the person entitled under the terms of the Defined Benefit Pension Plan to receive any death benefits that would be payable on account of the Member under the Defined Benefit Pension Plan as of the date of death of that Member. If there is no Beneficiary after the application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Member. If under these rules the benefits are payable to the estate of the Member, and either the Plan Administrator cannot locate a qualified representative of the deceased Member's estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Member's heirs at law, determined in accordance with the law of the State of the Member's domicile in effect as of the date of the Member's death.

  In the event of the death of the Member after benefits have commenced to be paid to the Member, any remaining benefits payable under this Plan with respect to the Member, if any, shall be paid to those entitled to such benefits under the applicable provisions of Section 4.4 based upon the form in which benefits were being paid to the Member prior to his or her death.

        8.     Effective January 1, 2008, a new Section 4.7 is added to the Plan, reading as follows:

          4.7    Discretionary Distribution for Taxes.    The Plan is intended to comply with the provisions of Code Section 409A. In the event the Plan fails to meet the requirements of Code Section 409A and the regulations promulgated thereunder, the Plan Administrator may, in the Plan Administrator's sole discretion, distribute to the affected Member(s) the amount(s) such Member(s) are required to include in income as a result of such failure of the Plan to comply with Code Section 409A and such regulations. In the event of such a distribution, the affected Member(s)'s benefits hereunder shall be adjusted to reflect the value of the amount so distributed.

          At the discretion of the Plan Administrator, the amount necessary to pay the: (A) Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) (the "FICA Amount"), and/or (B) Railroad Retirement Act tax imposed under Code Sections 3201, 3211, 3231(e)(1) and 3231(e)(8) (the "RRTA Amount) on compensation deferred under the Plan, may be distributed to the affected Member and the benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed. Additionally, in its discretion, the Plan Administrator may provide for the distribution to the affected Member of the amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the distribution of the FICA Amount or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event however, shall the total amount distributed pursuant to this paragraph to a particular Member with respect to the Member's deferrals under the Plan exceed the aggregate of the FICA Amount and the RRTA Amount with respect to such deferrals, and the income tax withholding related to such FICA Amount or RRTA Amount. The benefits of such Member hereunder shall be adjusted to reflect the value of the amount so distributed.

        9.     Effective January 1, 2008, Section 5.3 is amended to read as follows:

          5.3    Amendment and Termination.    The Employer may amend or terminate the Plan as it relates to the employees of that Employer at any time, provided, however, that no such amendment or termination shall adversely affect the benefit to which a Member or the Beneficiary of such Member would be entitled immediately prior to the date of such amendment or termination if the employment of the Member had then ended unless the change is necessary to keep the Plan in compliance with the applicable provisions of the law, including Code Section 409A. In the event of a termination of the Plan, benefits shall be retained under the terms of the Plan until the Member reaches his or her Commencement Date under the Plan; provided, however, the Employer may elect to make distribution earlier to the Member if the Employer determines in good faith that such distribution does not cause the Plan to fail to comply with Code Section 409A. The liabilities of this Plan relating to a Member may in the discretion of the Employer be transferred to another plan or program of the Employer, provided that the Employer determines in good faith that the transfer and the provisions of the plan or program receiving the transfer applicable to the transfer do not result in any change to the benefits being transferred that would cause those benefits to be subject to income taxation under the Code prior to the distribution to the Member. The Plan Administrator may amend this Plan in the place of the Employer so long as the amendment does not materially increase the cost of the Plan to the Employer.

  Except as otherwise expressly provided in other sections of this Plan, the payment of any benefits under the Plan may not be accelerated, including upon the amendment or termination of the Plan, except in a manner that the Employer determines in good faith does not cause the Plan to fail to comply with Code Section 409A.

        10.   The provisions of this Second Amendment shall supersede the terms of the Plan to the extent those terms are inconsistent with this Second Amendment.

        DATED the day and year first above written.

HUNTSMAN INTERNATIONAL LLC

By:	/s/ R. Wade Rogers Signature

R. Wade Rogers Type or print name

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  Exhibit 10.38
SECOND AMENDMENT TO HUNTSMAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN